Exhibit 5.1.2

Hunton Andrews Kurth LLP File No: 034253.0000117

October 23, 2025

Board of Directors

CSX Corporation

500 Water Street, 15th Floor

Jacksonville, Florida 32202

CSX Corporation

Public Offering of

$300,000,000 5.050% Notes due 2035

To the Addressees:

We have acted as Virginia counsel to CSX Corporation, a Virginia corporation (the “Company”), for the purpose of providing this opinion letter in connection with the Company’s offering and sale of $300,000,000 aggregate principal amount of its 5.050% Notes due 2035 (the “Notes”). The Notes are to be sold pursuant to the Underwriting Agreement, dated October 20, 2025 (the “Underwriting Agreement”), between the Company and the several underwriters named therein, for whom Citigroup Global Markets Inc., J.P. Morgan Securities LLC and UBS Securities LLC are acting as representatives.

The Notes are being issued pursuant to an indenture, dated August 1, 1990, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee, as supplemented by a First Supplemental Indenture, dated June 15, 1991, a Second Supplemental Indenture, dated May 6, 1997, a Third Supplemental Indenture, dated April 22, 1998, a Fourth Supplemental Indenture, dated October 30, 2001, a Fifth Supplemental Indenture, dated October 27, 2003, a Sixth Supplemental Indenture, dated September 23, 2004, a Seventh Supplemental Indenture, dated April 25, 2007, an Eighth Supplemental Indenture, dated March 24, 2010, a Ninth Supplemental Indenture, dated February 12, 2019, a Tenth Supplemental Indenture, dated December 10, 2020 and an Eleventh Supplemental Indenture, dated July 28, 2022 (collectively, the “Indenture”). The Notes will constitute a further issuance of, and will form a single series with, the Company’s outstanding 5.050% Notes due 2035 issued on March 10, 2025 in an initial aggregate principal amount of $600,000,000.

  The Notes are being offered and sold as described in the prospectus, dated February 27, 2025, contained in the Registration Statement (No. 333-285319) on Form S-3ASR (the “Registration Statement”) filed by the Company with the Securities and Exchange

ATLANTA  AUSTIN  BANGKOK  BEIJING  BOSTON  BRUSSELS  CHARLOTTE  DALLAS  DUBAI  HOUSTON

LONDON  LOS ANGELES  MIAMI  NEW YORK  RICHMOND  SAN FRANCISCO  TOKYO  TYSONS  WASHINGTON, DC

www.HuntonAK.com

Board of Directors

CSX Corporation

October 23, 2025

Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto, dated October 20, 2025 (collectively, the “Prospectus”).

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined originals, copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates and records as we have deemed necessary to render the opinions set forth herein, including, among other things:

(i)	the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof;

(ii)	the Amended and Restated Bylaws of the Company, as amended through the date hereof;

(iii)	the resolutions of the Board of Directors (the “Board”) of the Company authorizing the registration and the issuance and sale of the Notes;

(iv)	a certificate issued by the State Corporation Commission of the Commonwealth of Virginia (the “State Corporation Commission”) on the date hereof to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”);

(v)	the Registration Statement and the Prospectus;

(vi)	the Underwriting Agreement;

(vii)	the Indenture; and

(viii)	the form of the Notes.

For purposes of the opinions expressed below, we have assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to authentic original documents of all documents submitted to us as certified, electronic or photostatic copies; (c) the legal capacity of all natural persons; (d) the genuineness of all signatures and the completion of all deliveries not witnessed by us; and (e) the due authorization, execution and delivery of all

Board of Directors

CSX Corporation

October 23, 2025

documents by all parties and the validity, binding effect and enforceability of thereof on such parties and (f) the accuracy, completeness and authenticity of all corporate records and other information made available to us by the Company.

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates of officers of the Company, and upon certificates and oral advice of public officials, without independent verification of their accuracy.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.	Based solely on the Good Standing Certificate, the Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Virginia. The Company has the corporate power to execute and deliver, and to consummate the transactions contemplated under, the Notes.

2.	The Company has taken all necessary corporate action required to be taken pursuant to the laws of the Commonwealth of Virginia to authorize the execution and delivery of the Notes.

We hereby consent to (i) the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, (ii) the incorporation by reference of this opinion letter into the Registration Statement and (iii) the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus.  By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Board of Directors

CSX Corporation

October 23, 2025

Very truly yours,

/s/ Hunton Andrews Kurth LLP